Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273713
Prospectus Supplement
(To Prospectus dated September 1, 2023)
ONE LIBERTY PROPERTIES, INC.

$50,000,000

Common Stock
On September 21, 2023, we entered into an Equity Distribution Agreement, the “sales agreement”, with B. Riley Securities, Inc., the “sales agent”, relating to the offer and sale shares of our common stock having an aggregate sales price of up to $50,000,000 from time to time through or to the sales agent, as agent or principal. The sales, if any, of the common stock made under the sales agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933 as amended, or the Securities Act.
The sales agent will receive from us a commission for its services in acting as agent in the sale of common stock of up to 2.0% of the gross sales price per share of all shares sold through it as agent under the sales agreement. The sales agent is not required to sell any specific number or dollar amount of shares of our common stock but will use its commercially reasonable efforts, as our sales agent and subject to the terms of the sales agreement, to sell the shares offered by this prospectus supplement, as instructed by us. In connection with the sale of our common stock on our behalf, the sales agent will be deemed an “underwriter” within the meaning of the Securities Act and the compensation of the sales agent will be deemed to be underwriting compensations or discounts. The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale, pursuant to the sales agreements, of shares of our common stock having an aggregate sales price of $50,000,000 and (2) the termination of the sales agreement by either us or the sales agent as permitted therein. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “OLP.” On September 20, 2023, the last reported sale price of our common stock on the NYSE was $19.48 per share.
Our common stock is subject to certain restrictions on ownership and transfer designed, among other things, to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes. See “Provisions of Maryland Law and of our Charter and ByLaws–Restrictions on Ownership and Transfer” on page 11 of the accompanying prospectus, for more information about these restrictions.
Investing in our common stock involves risks. Before buying our securities you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7 and the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
B. Riley Securities
The date of this prospectus supplement is September 21, 2023.

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offer and sale from time to time of shares of our common stock pursuant to the sales agreement and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in, or delivered with, this prospectus supplement.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in this prospectus supplement under the headings “Available Information” and “Incorporation of Certain Information by Reference,” which supersedes the information under the heading “Where You Can Find More Information” in the accompanying prospectus.
References to “we,” “us,” “our” or “our company” refer to the business of One Liberty Properties, Inc. and all of its subsidiaries. The term “you” refers to a prospective investor.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information we later file with the SEC modifies or replaces that information.
The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, or the Exchange Act (File No. 001-09279), and, except to the extent such items have been furnished pursuant to Item 2.02 or 7.01 of Form 8-K, are incorporated by reference in this prospectus supplement:
•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023 (our “Annual Report”);
•	Our Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2023, filed with the SEC on May 5 and August 4, 2023, respectively;
•	Our Current Reports on Form 8-K filed on May 18, June 1, June 14 and September 8, 2023;
•
Our definitive proxy statement on Schedule 14A for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 21, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report); and

•	The description of our shares of common stock included as Exhibit 4.5 to our Annual Report, including any other amendment or report that updates such description.
In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference herein.
To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:
One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, N.Y. 11021
Attention: Investor Relations
Tel: 516-466-3100
Our SEC filings also are available on our Internet website at www.1liberty.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus and our reports filed under the Exchange Act and incorporated by reference in this prospectus supplement and the accompanying prospectus and other offering materials and documents deemed to be incorporated by reference herein or therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. The uncertainties, risks and factors which may cause actual results to differ materially from current expectations include, but are not limited to:
•	the financial failure of, or other default in payment by, tenants under their leases and the potential resulting vacancies;
•	adverse changes and disruption in the retail, restaurant, theater and health and fitness sectors, which could impact our tenants’ ability to pay rent and expense reimbursement;
•	loss or bankruptcy of one or more of our tenants, and bankruptcy laws that may limit our remedies if a tenant becomes bankrupt and rejects its lease;
•	the level and volatility of interest rates;
•	general economic and business conditions and developments, including those currently affecting or that may affect our economy;
•	general and local real estate conditions, including any changes in the value of our real estate;
•	our ability to renew or re-lease space as leases expire;
•	our ability to pay dividends;
•	changes in governmental laws and regulations relating to real estate and related investments;
•	compliance with credit facility and mortgage debt covenants;
•	the availability of, and costs associated with, sources of capital and liquidity;
•	competition in our industry;
•	technological changes, such as autonomous vehicles, reconfiguration of supply chains, robotics, 3D printing or other technologies;
•	potential natural disasters, epidemics, pandemics or outbreak of infectious disease, such as COVID-19, and other potentially catastrophic events such as acts of war and/or terrorism; and
•
the risks, uncertainties and other factors described in the reports and documents we file with the SEC including the risks, uncertainties and factors described under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report, and in the Quarterly Reports on Form 10-Q and the other reports we file with the SEC;

Any or all of our forward-looking statements in this prospectus supplement, the documents incorporated by reference and in any other public statements we make may turn out to be incorrect. Actual results may differ from our forward-looking statements because of inaccurate assumptions we might make or because of the occurrence of known or unknown risks and uncertainties. Many factors mentioned under the heading “Risk Factors” in this prospectus supplement and in our most recently filed Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, will be important in determining future results. Consequently, no forward-looking statement can be guaranteed and you are cautioned not to place undue reliance on these forward-looking statements. Actual future results may vary materially.
Except as may be required under the United States federal securities laws, we undertake no obligation to publicly update our forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our reports that are filed from time to time with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY
This summary may not contain all of the information that is important to you. Before making a decision to purchase our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” section on page S-7 of this prospectus supplement, the “Risk Factors” section on page 5 of the accompanying prospectus and the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and incorporated by reference herein, as well as the “Risk Factors” section in our Quarterly Reports on Form 10-Q, to the extent applicable, and the other documents incorporated by reference in this prospectus supplement and in the accompanying prospectus. Unless otherwise indicated, financial information included in this prospectus supplement is presented on an historical basis.
Our Business
We are a self-administered and self-managed REIT. We acquire, own and manage a geographically diversified portfolio consisting primarily of industrial and retail properties, many of which are subject to long-term net leases. As of August 31, 2023, we owned 119 properties, including three properties owned by consolidated joint ventures and three properties owned by unconsolidated joint ventures. The 119 properties are located in 31 states.
We were incorporated under the laws of the State of Maryland on December 20, 1982. We have elected to be treated as a REIT for federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed in “Federal Income Tax Considerations” on page 15 of the accompanying prospectus.
Our corporate office is located at 60 Cutter Mill Road, Great Neck, N.Y. 11021 and we can be contacted at 516-466-3100. We maintain a website at www.1liberty.com. The information contained on or connected to our website is not incorporated by reference into, and you should not consider the information to be a part of, this prospectus supplement or the accompanying prospectus.

The Offering
The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a purchaser of common stock. For a more complete description of our common stock, and any related restrictions see “Risk Factors” on page S-7 of this prospectus supplement, “Description of Capital Stock” and “Provisions of Maryland Law and of our Charter and Bylaws” in the accompanying prospectus as well as “Risk Factors – Risks Related to OLP’s Organization, Structure and Ownership of Stock” in our Annual Report and “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” included as Exhibit 4.5 to our Annual Report.
Issuer
One Liberty Properties, Inc.
Securities offered
Shares of our common stock, par value $1.00 per share, having an aggregate sales price of up to $50,000,000.
Use of proceeds
We intend to use the net proceeds from this offering to repay, at our discretion, outstanding indebtedness, to fund acquisition opportunities, and for general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus supplement.
NYSE symbol
“OLP”
Restrictions on ownership
To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, our Charter imposes certain restrictions on ownership and transfer of our common stock. See “Provisions of Maryland Law and of our Charter and ByLaws–Restrictions on Ownership and Transfer” on page 11 of the accompanying prospectus, for more information about these restrictions.
Tax consequences
For a discussion of certain material U.S. federal income tax consequences regarding us and the purchase, sale and ownership of the shares of our common stock, please see the information appearing under the heading “Federal Income Tax Considerations” beginning on page 15 of the accompanying prospectus. Prospective investors in the shares of our common stock should consult their tax advisors regarding the U.S. federal income and other tax considerations to them of the acquisition, ownership and disposition of the shares offered by this prospectus supplement.
Transfer agent
The transfer agent for our common stock is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC.)
Risk factors
See the “Risk Factors” section on page S-7 of this prospectus supplement, the “Risk Factors” section beginning on page 5 of the accompanying prospectus and the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, for other information you should consider before buying shares of our common stock.

RISK FACTORS
Before you decide to purchase our common stock, you should be aware that there are risks in making this investment. You should carefully consider the risks described below and the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and, to the extent applicable, in our Quarterly Reports on Form 10-Q as updated by our subsequent filings under the Exchange Act, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in shares of our common stock.
Risks Related to this Offering and Our Common Stock
The market price and trading volume of our common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.
The stock markets, including the NYSE, which is the exchange on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:
•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;
•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
•	publication of research reports about us or the real estate industry;
•	changes in market valuations of similar companies;
•	adverse market reaction to the level of leverage we employ;
•	additions to or departures of our key personnel;
•	accounting issues;
•	speculation in the press or investment community;
•	our failure to meet, or the lowering of, our earnings’ estimates or those of any securities analysts;
•	increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock and would result in increased interest expenses on our debt;
•	failure to maintain our REIT qualification;
•	price and volume fluctuations in the stock market generally;
•	general market and economic conditions, including the current state of the credit and capital markets; and
•	the realization of any of the other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline significantly, regardless of our financial condition, results of operations and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for purchasers of our common stock to resell shares of our common stock at prices they find attractive, or at all. Furthermore, in the past, securities class action litigation has often been instituted against companies following periods of volatility in their share price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.
The sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our common stock at any time pursuant to this prospectus supplement or in one or more separate offerings. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.
This offering may have a dilutive effect on our per share earnings, funds from operations and adjusted funds from operations.
The issuance of shares of our common stock in this offering from time to time may have a dilutive effect on our per share earnings, funds from operations and adjusted funds from operations, and could cause the market price of shares of our common stock to decline significantly.
Our management will have broad discretion with respect to the use of the proceeds of this offering.
Although we have described the intended use of proceeds for this offering in this prospectus supplement, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. In particular, we may determine not to repay current indebtedness with such proceeds. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.
We may issue debt and preferred equity securities or securities convertible into preferred equity securities, any of which may be senior to our common stock as to distributions and in liquidation.
In the future, we may issue additional debt or preferred equity securities or securities convertible into or exchangeable for preferred equity securities, or we may enter into debt-like financing that is unsecured or secured by any or all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred equity securities would receive distributions of our available assets before distributions to the holders of our common stock.

USE OF PROCEEDS
We may issue and sell shares of our common stock having aggregate sales proceeds of up to $50,000,000 from time-to-time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreements with the sales agents as a source of financing.
We intend to use the net proceeds from this offering, at our discretion, to repay outstanding indebtedness, to fund acquisition opportunities, and for general corporate purposes.
At August 31, 2023, we had approximately $438.4 million of indebtedness outstanding, including (i) $421.9 million (before netting unamortized deferred financing costs of $3.4 million and mortgage intangibles of $850,000), of mortgage debt with a weighted average interest rate of 4.18% and a weighted average of 6.1 years remaining term to maturity and (ii) $16.5 million (before netting $610,000 of deferred financing costs), of outstanding debt on our credit facility with an interest rate of 7.07%. In addition, at August 31, 2023, our unconsolidated subsidiaries (including our joint venture partner’s share) had mortgage debt of $20.9 million (before netting unamortized deferred financing costs of $61,000), which matures in July 2025 and bears an interest rate of 4.00%
As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the net proceeds to be received in connection with this offering. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.
Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short- term, investment-grade, interest-bearing instruments and U.S. government securities. We cannot predict whether these investments will yield a favorable return.

PLAN OF DISTRIBUTION
On September 21, 2023, we entered into an Equity Distribution Agreement, the “sales agreement”, with B. Riley Securities, Inc., the “sales agent”, relating to the offer and sale shares of our common stock having an aggregate sales price of up to $50,000,000 from time-to-time through or the sales agent, as agent or principal. The sales, if any, of the common stock made under the sales agreements will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act.
From time-to-time during the term of the sales agreement, in connection with the sales agent acting as our agent, the sales agent will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and the sales agent. We may designate the maximum amount or dollar value of shares of common stock to be sold through a sales agent on a daily basis or otherwise as we and a sales agent agree and the minimum price per share at which such shares may be sold. Subject to the terms and conditions of the sales agreement, the sales agent will use its commercially reasonable efforts to sell on our behalf the shares of our common stock so designated by us. We may instruct the sales agent not to sell shares of common stock if the sale cannot be affected at or above the price made through the sales agent designated by us in any such instruction. We or the sales agent may suspend the offering of our common stock at any time upon proper notice to the other, and subject to the other conditions contained in the sales agreement, upon which the selling period will immediately terminate.
The sales agent will provide written confirmation to us following the close of trading on the NYSE each day in which shares of our common stock are sold by it as agent for us under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross sales proceeds of such shares and the net proceeds to us. We will report at least quarterly the number of shares of common stock sold through the sales agent under the sales agreement, the net proceeds to us and the compensation paid by us to the sales agent in connection with such sales of our common stock.
Settlement for sales of our common stock will occur on the second trading day following the date on which any sales were made in return for payment of the net proceeds to us, unless we agree otherwise with the sales agent in connection with a particular transaction. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Sales of our common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agent may agree upon.
We will pay the sales agent a commission of up to 2.0% of the gross sales price per share of any shares sold by it as agent or principal under sales agreement. We have agreed to reimburse the sales agent for certain expenses incurred in connection with this offering, not to exceed an aggregate of $35,000. We estimate that the total expenses of the offering payable by us, excluding commissions or discounts payable or provided to the sales agent under the sales agreement and our reimbursement of certain expenses of the sales agent in connection with this offering, will be approximately $50,000.
In connection with the sale of our common stock on our behalf, the sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to the sales agent will be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agent against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to that the agents may be required to make because of those liabilities.
The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale, pursuant to the sales agreement, of all of the shares of our common stock having an aggregate sales price of $50,000,000 and (2) the termination of the sales agreement by either us or the sales agent as permitted therein.
In the ordinary course of its business, the sales agent and/or its affiliates have in the past provided, and may continue to provide, certain commercial banking, financial advisory, investment banking and other service for us or our affiliates, for which the sales agent and/or its affiliates have received and may continue to receive customary fees and commissions. In addition, the sales agent has advised that from time to time, such agent and/or its affiliates have in the past effected, and may continue to effect, transactions for their own account or the account of customers, and have held, and may continue to hold, on behalf of themselves or their customers, long or short positions in our equity securities or loans.

The sales agent has also agreed that during the term of the sales agreement, it will not engage in any market making, bidding, stabilization or other trading activity with regard to our common stock if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Securities Act.
LEGAL MATTERS
The validity of the securities offered hereby and certain U.S. federal income tax matters will be passed upon for us by Dentons US LLP, New York, New York. The sales agent is being represented in connection with this offering by Duane Morris LLP, New York, New York.
EXPERTS
The consolidated financial statements of One Liberty Properties, Inc. and Subsidiaries appearing in One Liberty Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, including the schedule appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

PROSPECTUS
$245,936,398
ONE LIBERTY PROPERTIES, INC.
Common Stock
Preferred Stock
Warrants
Subscription Rights
We may offer and sell, from time to time, together or separately, in one or more offerings, (i) shares of our common stock, par value $1.00 per share, (ii) shares of our preferred stock, par value $1.00 per share, which we may issue in one or more series, (iii) warrants to purchase our equity securities and (iv) subscription rights, up to a maximum aggregate offering price of $245,936,398.
We will offer our securities in amounts, at prices and on the terms to be determined at the time we offer the securities. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering, including the price at which those securities will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “OLP.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
The securities may be offered on a delayed or continuous basis and may be offered and sold directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or through any other method provided in the applicable prospectus supplement. If any underwriters are involved in the sale of the securities, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. For additional information on the methods of sale of the securities, you should refer to the section entitled “Plan of Distribution” in this prospectus and to the corresponding section in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.
We are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The specific terms of the securities may include limitations on actual, beneficial or constructive ownership and restrictions on the transfer of the securities that may be appropriate to preserve our status as a REIT.
Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, the applicable prospectus supplement relating to the offering and other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 1, 2023

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process, which allows us to sell the securities covered by this prospectus from time to time, together or separately, in one or more offerings up to an aggregate public offering price of $245,936,398.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the number of securities, and the price at which, and the specific manner in which, those securities may be offered and sold. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or amendment. We have not authorized any other person to provide you information different from that contained in this prospectus or incorporated by reference in this prospectus or any prospectus supplement or amendment. You should assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospects may have changed since that date.
In this prospectus, references to “OLP,” “Company,” “we,” “us,” “our,” and “registrant” refer to One Liberty Properties, Inc. and all of its subsidiaries. The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context otherwise requires. References to “securities” refer to the common stock, preferred stock, warrants and subscription rights offered by this prospectus, unless we specify or the context indicates or requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our electronic filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.
We are incorporating by reference the following documents that we have previously filed with the SEC, except for any document or portion thereof “furnished” to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K:
•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 14, 2023,
•	Our Definitive Proxy Statement on Schedule 14A, filed on April 21, 2023,
•	Our Quarterly Reports on Form 10-Q filed on May 5 and August 4, 2023, respectively,
•	Our Current Reports on Form 8-K filed on May 18, June 1 and June 14, 2023; and
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The description of our shares of common stock contained in Exhibit 4.5 filed with our Annual Report on Form 10-K for the year ended December 31, 2020, including any other amendment or report filed for the purpose of updating such description.

All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date that the registration statement of which this prospectus is a part is first filed with the SEC and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports. Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document or report incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to constitute a part of this prospectus as it is so modified or superseded.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.
Requests for such documents should be addressed in writing or by telephone to: S. Asher Gaffney, Corporate Secretary, One Liberty Properties, Inc., 60 Cutter Mill Road, Great Neck, N.Y. 11021 or 516-466-3100.

WHO WE ARE
We are a self-administered and self-managed real estate investment trust, also known as a REIT. We acquire, own and manage a geographically diversified portfolio consisting primarily of industrial and retail, properties, many of which are subject to long-term leases.
We were incorporated under the laws of the State of Maryland on December 20, 1982. We have elected to be treated as a REIT for U.S. federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed in “Federal Income Tax Considerations” beginning on page 15 of this prospectus. Additional information regarding our business can be found under the heading “Business” contained in Part I, Item 1 in our most recent Annual Report on Form 10-K.
The address and phone number of our principal executive office is 60 Cutter Mill Road, Great Neck, N.Y. 11021 and 516-466-3100. Our website address is:www.1liberty.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and other documents we file with the SEC and our reports filed under the Exchange Act and incorporated by reference in this prospectus and other documents we file with the SEC and other offering materials and documents deemed to be incorporated by reference herein or therein contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof and include, without limitation, statements regarding our future estimated funds from operations (“FFO”), adjusted funds from operations (“AFFO”), and our dividend. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.
The uncertainties, risks and factors which may cause actual results to differ materially from current expectations include, but are not limited to:
•	the financial failure of, or other default in payment by, tenants under their leases and the potential resulting vacancies;
•	adverse changes and disruption in the retail, restaurant, theater and health and fitness sectors, which could impact our tenants’ ability to pay rent and expense reimbursement;
•	loss or bankruptcy of one or more of our tenants, and bankruptcy laws that may limit our remedies if a tenant becomes bankrupt and rejects its lease;
•	the level and volatility of interest rates;
•	general economic and business conditions and developments, including those currently affecting or that may affect our economy;
•	general and local real estate conditions, including any changes in the value of our real estate;
•	our ability to renew or re-lease space as leases expire;
•	our ability to pay dividends;
•	changes in governmental laws and regulations relating to real estate and related investments;
•	compliance with credit facility and mortgage debt covenants;
•	the availability of, and costs associated with, sources of capital and liquidity;
•	competition in our industry;
•	technological changes, such as autonomous vehicles, reconfiguration of supply chains, robotics, 3D printing or other technologies;
•	potential natural disasters, epidemics, pandemics or outbreak of infectious disease, such as COVID-19, and other potentially catastrophic events such as acts of war and/or terrorism; and
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the other risks described herein and under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and in the other reports we file with the SEC.

In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus and other documents we file with the SEC may not occur, and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not rely on any forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus and other documents we file with the SEC, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our reports or other documents that are filed with the SEC.

RISK FACTORS
Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors described below, the risk factors described under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K and any risk factors disclosed under the heading “Risk Factors” in Part II, Item 1A in any Quarterly Report on Form 10-Q that we file after our most recent Annual Report on Form 10-K, and to the extent applicable, in our Current Reports on Form 8-K, as the same may be updated from time to time by our future filings under the Exchange Act.
The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.
Certain provisions of our Articles of Amendment and Restatement, our bylaws, as amended, and Maryland law may inhibit a change in control that stockholders consider favorable and could also limit the market price of our common stock.
Certain provisions of our Articles of Amendment and Restatement, which we refer to as our “Charter,” our bylaws, as amended and restated, which we refer to as the “Bylaws,” and Maryland law may impede, or prevent, a third party from acquiring control of us without the approval of our board of directors. These provisions:
•
provide for a staggered board of directors consisting of three classes, with one class of directors being elected each year and each class being elected for three-year terms and until their successors are duly elected and qualify;

•
impose restrictions on ownership and transfer of our stock (such provisions being intended to, among other purposes, facilitate our compliance with certain requirements under the Internal Revenue Code of 1986, which we refer to as the “Code,” relating to our qualification as a REIT under the Code); and

•	provide that directors may be removed only for cause and only by the vote of the holders of at least a majority of all outstanding shares entitled to vote.
Certain provisions of the Maryland General Corporation Law (the “MGCL”) may impede a third party from making a proposal to acquire us or inhibit a change of control under circumstances that otherwise could be in the best interest of holders of shares of our common stock, including:
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“control share” provisions that provide that, subject to certain exceptions, holders of “control shares” of our company (defined as voting shares which, when aggregated with other shares controlled by the stockholder, entitle the holder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to the control shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and

•
additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in the Charter or the Bylaws, to implement certain corporate governance provisions. See “Provisions of Maryland Law and of our Charter and Bylaws.”

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus will be used for the acquisition of additional real estate properties and for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures and any other purposes that we may specify in the applicable prospectus supplement. If a material part of the net proceeds is used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement, as required.
We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF CAPITAL STOCK
The following paragraphs constitute a summary as of the date of this prospectus and do not purport to be a complete description of our capital stock. The following paragraphs are qualified in their entirety by reference to our Charter, our Bylaws, and Maryland law. For a complete description of our capital stock, we refer you to our Charter, and our Bylaws, each of which is incorporated by reference in this prospectus and any accompanying prospectus supplement.
General
Our Charter provides that we may issue up to 62,500,000 shares of stock, consisting of 50,000,000 shares of common stock, par value $1.00 per share, and 12,500,000 shares of preferred stock, par value $1.00 per share. We refer to our common stock and preferred stock collectively as “capital stock.” As of the close of business on August 3, 2023, 21,384,016 shares of common stock (excluding 166,050 shares subject to issuance upon satisfaction of performance and time based vesting conditions with respect to the related restricted stock units) and no shares of preferred stock were outstanding. We may issue additional shares of capital stock, either independently or together with other offered securities. The shares of capital stock may be attached to or separate from those offered securities. For a description of restrictions on ownership and transfer that apply to our capital stock, please refer to “Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.”
Common Stock
Subject to the preferential rights of any other class or series of capital stock, holders of shares of our common stock are entitled to receive distributions on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities.
Subject to the preferential rights of any other class or series of capital stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of common stock have no preference, conversion, sinking fund, redemption, exchange or preemptive rights to subscribe for any of our securities.
Our Charter authorizes our board of directors to take such action, in addition to the other provisions contained in the Charter, as it deems necessary or advisable, to protect us and the interests of our stockholders by preserving our status as a REIT. Our Charter authorizes our board of directors to refuse or prevent a transfer of shares of our capital stock to any person whose acquisition of such shares would, in the opinion of our board of directors, result in our disqualification as a REIT. In addition, any transfer of our capital stock that, if effective, would result in (i) a stockholder owning shares in excess of the ownership limit set forth in our Charter (as described under “Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer”), (ii) our shares of capital stock being owned by less than 100 persons or (iii) our company being “closely held,” shall be void from the date of the purported transfer.
Pursuant to the MGCL, a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, approves such action, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides for approval of any such action by a majority of the votes entitled to be cast on the matter.
Preferred Stock
Our Charter grants authority to our board of directors to authorize from time to time the issuance, in one or more classes or series, of up to 12,500,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, no shares of preferred stock are outstanding. Our Charter also authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into one or more classes or series of preferred stock. Before authorizing the issuance of a new class or series of preferred stock, our board of directors must, subject to the provisions of the Charter regarding the restrictions on ownership and transfer of our stock, fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series.
These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any shares of our stock are listed or traded. Therefore, our board of directors could authorize the issuance of shares of a class or series of preferred stock that have priority over our common stock with respect to dividends or other distributions or rights upon liquidation or the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
If we issue preferred stock, the shares we issue will be fully paid and non-assessable. Prior to the issuance of a new series of preferred stock, we will file, with the State Department of Assessments and Taxation of Maryland, Articles Supplementary that will become part of our Charter and that will set forth the terms of the new class or series including:
•	the title and stated value;
•	the number of shares offered, liquidation preference and offering price;
•	the dividend rate, if any, and, if applicable, the dividend periods and payment dates;
•	the date on which dividends, if any, begin to accrue, and, if applicable, accumulate;
•	any auction and remarketing procedures;
•	any retirement or sinking fund requirement;
•	the terms and conditions of any redemption right;
•	the terms and conditions of any conversion or exchange right;
•	any listing of the offered shares on any securities exchange;
•	any voting rights;
•	the relative ranking and preferences of the preferred shares as to dividends, liquidation, dissolution or winding up;
•	any limitations on issuances of any other series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;
•	any limitations on direct or beneficial ownership and restrictions on transfer; and
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any other specific terms, preferences, rights, limitations or restrictions, including any restrictions on the repurchases or redemption of shares by us while there is any arrearage in the payment of applicable dividends or sinking fund installments.

DESCRIPTION OF WARRANTS
The following paragraphs constitute a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants. The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” on page 2 of this prospectus. We urge you to read the applicable warrant certificate, warrant agreement and any applicable prospectus supplement in their entirety.
General
We may issue warrants to purchase our equity securities. We may issue warrants independently or together with any other offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:
•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of certain material U.S. federal income tax considerations applicable to the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the maximum or minimum number of warrants that may be exercised at any time; and
•	information with respect to book-entry procedures, if any.
Exercise of Warrants
Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. A warrant holder may exercise such warrants at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
The following paragraphs constitute a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find Additional Information” on page 2 of this prospectus. We urge you to read the applicable subscription rights certificate, subscription rights agreement and any applicable prospectus supplement in their entirety.
We may issue subscription rights to purchase shares of our common stock, preferred stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the security holder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:
•	the price, if any, for the subscription rights;
•	the exercise price payable for each share of our common stock, preferred stock or other security upon the exercise of the subscription rights;
•	the number of subscription rights issued to each security holder;
•	the number and terms of the shares of our common stock, preferred stock or other securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).
Because our board of directors determined that it is important for us to continue to qualify as a REIT, our charter was amended in 2005, to restrict, subject to certain exceptions, the number of shares that a person may own. These restrictions are designed to safeguard us against an inadvertent loss of REIT status—they terminate in the event the board of directors determines that it is not in our best interest to qualify as a REIT.
Pursuant to our Charter, (i) any stockholder who beneficially owned (as determined pursuant to our Charter), a total amount or value in excess of 9.9% of our capital stock on June 14, 2005 was prohibited from beneficially owning in excess of a total amount or value of our capital stock that may cause us to violate such provisions of the Code relating to REITs and (ii) any other person was restricted from beneficially owning a total amount or value of 9.9% or more of any class or series of common stock and preferred stock of our company, which we refer to as the “ownership limit” or “ownership limitation.” Pursuant to the attribution rules under the Code, Fredric H. Gould, vice-chairman of our board of directors, is our only stockholder that beneficially owned in excess of 9.9% of our capital stock on June 14, 2005. Therefore, except as limited by the Code and the rules and regulations promulgated thereunder, or as our board of directors may otherwise permit, Mr. Gould is the only person permitted to own and acquire shares of our capital stock, directly or indirectly, in excess of 9.9% of total amount or value. In connection with the implementation of Mr. Gould’s estate planning, our board of directors has established, subject to the satisfaction of specified conditions, certain additional exemptions to permit certain of Mr. Gould’s family members, to acquire shares of stock, which may result in certain of such persons being exempt from the ownership limit.
The stock ownership rules under the Code are complex and may cause the outstanding shares of capital stock owned by a group of related individuals or entities to be deemed to be beneficially owned by one individual or entity. Specific attribution rules apply in determining whether an individual or entity owns any class or series of common stock or preferred stock of the Company. Under these rules, any shares owned by a corporation, partnership, estate or trust are deemed to be owned proportionately by such entities’ stockholders, partners, or beneficiaries. Furthermore, an individual stockholder is deemed to own any shares that are owned, directly or indirectly, by that stockholders’ brothers and sisters, spouse, parents or other ancestors, and children or other descendants. In addition, a stockholder is deemed to own any shares that he can acquire by exercising options.
As a result of these attribution rules, even though a stockholder may own less than 9.9% of a class of outstanding shares, that individual or entity may be deemed to beneficially own 9.9% or more of the class of outstanding stock, which would subject the individual or entity to the ownership limitations contained in our Charter. Our Charter provides that any attempt to acquire or transfer shares of common stock or preferred stock and any resulting transfer thereof which would result in a stockholder owning an amount that equals or exceeds the ownership limit without the consent of the board of directors shall be null and void.
In the event that the board of directors or its designees determines in good faith that a prohibited transfer has taken place or is intended, the board or its designee is authorized to take any action it deems advisable to void or to prevent the transfer. These actions include, among other things, refusing to give effect to the transfer on the books of our company, instituting legal proceedings to enjoin the transfer, redeeming the shares purported to be transferred for an amount which may be less than the price the stockholder paid for such shares, and transferring the shares by operation of law to a charitable trust. In the event the shares are transferred to a charitable trust, any dividends on such shares shall inure to such charitable trust and the trustee of such charitable trust shall be entitled to all voting rights with respect to such shares.
Our board of directors may increase or decrease the ownership limits, provided (1) any decrease may, with specified exceptions, only be made prospectively to subsequent holders and (2) any increase may only be made if, after giving effect to the increase, five or fewer beneficial stockholders could not beneficially own in the aggregate more than 49% of the outstanding shares. Prior to modification of the ownership limit, our board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT. In addition, our board of directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel that such exemption will not result in our being “closely held” or such other evidence as our board of directors may require, may exempt a person from the ownership limits on such conditions as the board of directors deems necessary in its sole discretion.
Neither the ownership restrictions described above nor the ownership limit will be removed automatically even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as described above, any change in the ownership restrictions would require an amendment to our Charter. Amendments to our Charter generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon. In addition to preserving our status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of our company without the approval of our board of directors.
The ownership limit and the ownership restrictions could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for the shares of common stock or otherwise be in the best interest of our stockholders.
Classification of Our Board of Directors; Election of Directors; Vacancies and Removal of Directors
Our Charter provides that our board of directors is divided into three classes. Directors of each class serve for terms ending at the third annual meeting of our stockholders and upon their successors being elected and qualifying, with the terms of each class beginning in different years.
At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting are elected for a term ending at the third annual meeting of our stockholders and upon their successors being elected and qualifying, and the directors in the other two classes continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors for two years, except in the event of removal for cause. Under our Charter and Bylaws, each of our directors is elected by a majority of the votes cast by the holders of our common stock in the election of such director, except in a contested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present. There is no cumulative voting in the election of our directors. An election is considered contested if, as of the date of the proxy statement for the meeting of stockholders at which directors are to be elected, there are more nominees for election than the number of directors to be elected. Pursuant to our corporate governance guidelines, any nominee for election as a director who is an incumbent director but who is not elected by the vote required by the Bylaws, and with respect to whom no successor has been elected, must promptly tender his or her offer to resign to our board of directors for its consideration. If the offer to resign is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies or until the director’s earlier resignation or removal.
Our Bylaws provide that any vacancy on our board may be filled by action of a majority of the remaining directors. A director elected by the board to fill a vacancy will hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. Our Charter provides that our stockholders may only remove an incumbent director for cause, at a meeting of the stockholders duly called and at which a quorum is present, upon an affirmative vote of the majority of all of the outstanding shares entitled to vote thereon.
Indemnification
Our Charter obligates us to indemnify our directors and officers in connection with any proceeding to which they may be a party to or witness in by reason of their service in those or other capacities to the maximum extent permitted by Maryland law and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse such person’s reasonable expenses in advance of final disposition of such a proceeding. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we must advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation (the “Standard of Conduct”); and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the Standard of Conduct.
A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
Limitation of Liability
The MGCL permits the charter of a Maryland corporation to include a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Charter provides for the elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.
Maryland Business Combination Act
Pursuant to Article IX of our Charter, we have expressly elected not to be subject to, or governed by, the MGCL’s requirements for “business combinations” between a Maryland corporation and “interested stockholders.”
Maryland Control Share Acquisition Act
Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote (excluding all interested shares) must vote in favor of granting the “control shares” voting rights. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power of at least 10% of the voting power in electing directors.
Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), that person may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If that person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of:
•	the last control share acquisition by the acquiring person; or
•	if any meeting is held at which stockholders considered and did not approve voting rights of the control shares, as of the date of such meeting.
If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to cause us to redeem your stock for fair value. Under the MGCL, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.
The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.
Our Bylaws exempt any acquisition by Gould Investors L.P. of our equity securities from the provisions of the control share acquisition statute. This section of our Bylaws may not be amended or repealed without the written consent of Gould Investors L.P. or approval of the holders of at least two-thirds of the outstanding shares of our capital stock.
The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling of a special meeting of stockholders.
Through provisions in our Charter and our Bylaws unrelated to Subtitle 8, we already have a classified board.
Amendment to Our Charter
Amendments to our Charter that require stockholder approval must be authorized by not less than a majority of the votes entitled to be cast on the matter.
Amendment to Our Bylaws
Our board of directors has the power to alter, modify or repeal any of our Bylaws and to make new Bylaws, except that our board may not alter, modify or repeal: (1) any bylaws made by stockholders; and (2) the provision of our Bylaws governing Gould Investors L.P.’s exemption from the control share acquisition statute.
In addition, our stockholders have the power to alter, modify or repeal any of our Bylaws and to make new bylaws by the affirmative vote of a majority of the total number of shares outstanding and entitled to vote thereon; however the holders of at least-two thirds of our outstanding shares of capital stock is needed to amend or repeal Gould Investors L.P.’s exemption from the control share acquisition statute, as discussed above under “-Maryland Control Share Acquisition Act.”

FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes certain U.S. federal income tax issues that you, as a prospective investor, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of prospective investors that are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Stockholders,” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders,” below).
The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code, and the ownership and disposition of shares of our capital stock.
Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of shares of our capital stock, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:
•	the tax consequences to you may vary depending on your particular tax situation;
•
you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;

•	the discussion below does not address any state, local or non-U.S. tax considerations; and
•	the discussion below deals only with stockholders that hold shares of our capital stock as a “capital asset,” within the meaning of Section 1221 of the Code.
WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING AND SELLING SHARES OF OUR CAPITAL STOCK, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND SELLING SHARES OF OUR CAPITAL STOCK IN YOUR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.
The information contained in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.
Taxation of One Liberty Properties, Inc. as a REIT
Dentons US LLP (“Dentons”), which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that, to the extent it constitutes matters of law or legal conclusions, it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code and to investors in shares of our capital stock. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.
It is the opinion of Dentons that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ended December 31, 2006 through and including our taxable year ended December 31, 2022, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our tax years ending December 31, 2023 and thereafter. We note that Dentons’ opinion is based on various assumptions, certain representations and statements made by us as to factual matters and is conditioned upon such assumptions, representations and statements being accurate and complete. Dentons has advised us that it is not aware of any facts or circumstances that are not consistent with these representations, assumptions and statements. Potential purchasers of shares of our capital stock should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of share ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Dentons. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year have satisfied, or will satisfy, the requirements for REIT qualification.
Commencing with our taxable year ended December 31, 1983, we elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1983, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.
If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the “double taxation” (i.e., a corporate-level tax and stockholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:
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First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, stockholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).

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Second, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

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Third, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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Fourth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

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Fifth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income required to be distributed from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.

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Sixth, if we were to acquire an asset from a corporation that is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the five-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no deemed sale election will be made (or treated to be made) by the subchapter C corporation under Treasury Regulations Section 1.337(d)-7, under which the subchapter C corporation would be subject to an immediate tax when the asset is acquired.

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Seventh, we could be subject to a 100% tax on certain payments that we receive from one of our taxable REIT subsidiaries, (“TRSs”), or on certain expenses deducted by one of our TRSs, if the economic arrangement between us, the TRS and the tenants at our properties are not comparable to similar arrangements among unrelated parties.

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Eighth, if we fail to satisfy a REIT asset test, as described below due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•
Ninth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•
Tenth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.

•	Finally, the earnings of our lower-tier entities that are subchapter C corporations, including TRSs but excluding our QRSs (as defined below), are subject to federal corporate income tax.
In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for REIT Qualification—In General
To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the annual gross income tests, the quarterly asset tests, distribution requirements, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4)	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
during the last half of each taxable year, not more than 50% in value of the outstanding capital stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities;

(7)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and
(8)	that meets certain other tests, described below, regarding the nature of its income and assets.
The Code provides that the requirements (1) through (4), (7) and (8) above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

We believe that we have satisfied the requirements above for REIT qualification. In addition, our Charter currently includes restrictions regarding the ownership and transfer of shares of our capital stock, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). The ownership and transfer restrictions pertaining to shares of our capital stock are described in the prospectus under the heading “Description of Capital Stock” and “Provisions of Maryland Law and of our Charter and Bylaws-Restrictions on Ownership and Transfer.”
In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) (“QRS”) are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is owned by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.
A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, securities of any other corporation other than a REIT possessing greater than 35% of the total voting power or securities (other than certain “straight debt” securities) possessing greater than 35% of the total value, then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently 21%) and may also be subject to state and local tax. Any dividends paid or deemed paid to us by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our stockholders to the extent the dividends received from the TRS are paid to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “REIT Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true.
A TRS may generally engage in any business including the provision of customary or non-customary services to tenants of its parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as “rents from real property.” However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. However, a TRS may provide rights to a brand name under which a health care facility is operated, if such rights are provided to an “eligible independent contractor” to operate or manage the health care facility and such health care facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified health care property or a qualified lodging facility solely because the TRS (i) directly or indirectly possesses a license, permit, or similar instrument enabling it to do so, or (ii) employs individuals working at such facility or property located outside the U.S., but only if an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of federal income tax. For example, a TRS is limited in its ability to deduct interest paid or accrued within the taxable year on its indebtedness. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS, if the economic arrangements between the REIT, the REIT’s tenants and the TRS are not comparable to similar arrangements among unrelated parties. Further, a 100% excise tax is imposed on

“redetermined TRS service income,” which is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under the Code (i.e., as a result of a determination that the amount of income to be paid for such services was not set at arm’s length).
Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such proportionate share for purposes of applying the REIT income tests and asset tests described below. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT’s capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on our capital interest) of the assets, liabilities and items of income of any partnership in which we are a partner, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described hereafter under “REIT Gross Income Tests” and “REIT Asset Tests”. For purposes of the 10% Value Test (described under “REIT Asset Tests” below) our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. Also, actions taken by the partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to “partnership” shall refer to and include any partnership, limited liability company, joint venture and other entity or arrangement that is treated as a partnership for federal income tax purposes, and any reference to “partner” shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture and other entity or arrangement.
REIT Gross Income Tests: In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.
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First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain “hedging transactions”, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

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Second, at least 95% of our gross income, excluding gross income from prohibited transactions and, certain “hedging transactions,” for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

For this purpose, the term “rents from real property” includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) (i) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease; and (ii) personal property leased in connection with a lease of real property will be treated as a real estate asset for purposes of the 75% asset test only to the extent that rents attributable to such personal property meets the 15% test described above. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year. In addition, debt secured by a mortgage on both real and personal property will qualify as a real estate asset for purposes of the 75% asset test, and interest on such debt will be qualifying income for purposes of both the 95% and 75% income tests, if the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing the debt.

However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as “rents from real property,” the following conditions must be satisfied:
•	such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);
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such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person’s voting stock or at least 10% of the value of such person’s stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as “rents from real property” even if we own more than 10% of the TRS; and

•
the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

In addition, all amounts (including rents that would otherwise qualify as “rents from real property”) received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute “impermissible tenant services income” (and, thus, will not qualify as “rents from real property”) if the amount received or accrued directly or indirectly by the REIT for: (x) non-customary services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, “Impermissible Services”) exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, (a) through an independent contractor from whom the REIT itself does not derive or receive any income; provided that such independent contractor bears the cost of the services, a separate charge is made for such services, the amount of the separate charge is received and retained by such independent contractor and such independent contractor is adequately compensated or (b) through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant’s convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as “rents from real property”) will fail to qualify as “rents from real property.” For purposes of the 1% threshold, the amount that we will be deemed to have received for performing Impermissible Services will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we have a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In addition, debt instruments issued by publicly offered REITs are treated as real estate assets for purposes of the 75% asset test. Income from such debt instruments is qualifying income for purposes of the 95% income test, but it is not qualifying income for purposes of the 75% income test. Not more than 25% of the value of our assets can consist of debt instruments of publicly offered REITs unless it would otherwise be treated as a real estate asset.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.
From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. Certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of will not be included in income for purposes of the 95% and 75% income tests. For this purpose, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.
A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:
•	the REIT has held the property for not less than two years;
•
the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

Certain alternative tests for satisfying the rules contained in the safe harbor provisions, under which certain sales of real estate assets will not be treated as prohibited transactions, were added to the Code in 2015. We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

We have not in the past owned and do not intend to acquire in the future investments in foreign countries. However, to the extent that we or our subsidiaries hold or acquire investments in foreign countries, taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and the 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gains attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property and certain foreign currency gains attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income only for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
Notwithstanding the foregoing, the Secretary of the Treasury may determine that any item of income or gain not otherwise qualifying for purposes of the 75% and 95% gross income tests may be considered as not constituting gross income for purposes of those tests, and that any item of income or gain that otherwise constitutes nonqualifying income may be considered as qualifying income for purposes of such tests.
If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:
•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and
•	we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return.
We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% of our income exceeds the amount of qualifying income under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.
REIT Asset Tests: At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the “Asset Tests”):
•
at least 75% of the value of our total assets must be represented by “real estate assets” (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities (“75% Value Test”);

•	not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;

•	except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:
–	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% Value Test”);
–	we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% Vote Test”); and
–	we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (“10% Value Test”);
•	not more than 20% of the value of our total assets may be represented by securities of one or more TRSs; and
•
not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs unless it would otherwise be treated as a real estate asset for purposes of the 75% Value Test.

After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.
In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by the partnerships.
For purposes of the 5% Value Test, the 10% Vote Test or the 10% Value Test, the term “securities” does not include shares in another REIT, equity or debt securities of a QRS or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the “straight debt” safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury Regulations. For purposes of the 10% Value Test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in (6) and (7) above.
For purposes of the 75% Value Test, cash includes any foreign currency used by the REIT or its qualified business unit as its “functional currency” (as defined in section 985(b) of the Code), provided that the foreign currency (a) is held by the REIT or its qualified business unit in the normal course of activities which give rise to qualifying income under the 75% or 95% gross income tests or which are related to acquiring or holding assets described in section 856(c)(4) of the Code and (b) is not held in connection with dealing, or engaging in substantial and regular trading, in securities.
Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

If we fail to satisfy the Asset Tests at the end of a calendar quarter, we will not lose our REIT qualification if:
•	we satisfied the Asset Tests at the end of the preceding calendar quarter; and
•
the discrepancy between the value of our assets and the Asset Test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If at the end of any calendar quarter, we violate the 5% Value Test, the 10% Vote Test or the 10% Value Test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the Asset Tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 21% of the net income from the nonqualifying assets during the period in which we failed to satisfy the Asset Tests.
REIT Distribution Requirements: To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (1) the sum of: (A) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (B) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a “carryover basis” transaction within five years of the acquisition, we would be required to distribute at least 90% of the after-tax “built-in gain” recognized on the disposition of such asset.
We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if one of the following two sets of criteria are satisfied:
•
the dividends are declared in October, November or December and are made payable to stockholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

•
the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our stockholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute during any calendar year (or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last 3 months of the calendar year) an amount at least equal to the sum of:
•	85% of our ordinary income for such year;
•	95% of our capital gain net income for such year; and
•	any undistributed taxable income required to be distributed from prior periods.
As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our stockholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction.
We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable stock dividends in order to make such distributions. Revenue Procedure 2017-45 permits “publicly offered REITs” (i.e., REITs which are required to file annual and periodic reports with the SEC under the Exchange Act) to make elective cash/stock dividends for purposes of satisfying the REIT distribution requirement. Under Revenue Procedure 2017-45, we are permitted to satisfy our annual distribution requirement by paying dividends with up to 80% of the value in stock and at least 20% of the value in cash. Revenue Procedure 2020-19 (as amplified by Revenue Procedure 2021-53) temporarily reduced the minimum amount of cash that was required to be distributed for distributions declared on or after November 1, 2021, and on or before June 30, 2022 which permitted us to pay dividends with up to 90% of the value in stock and at least 10% of the value in cash. If we choose to pay dividends in our stock, our stockholders may be required to pay tax in excess of the cash that they receive.
In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within ninety days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.
Recordkeeping Requirements: We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from certain of our stockholders designed to disclose the actual ownership of our outstanding shares of capital stock. We have complied, and we intend to continue to comply, with these requirements.
Failure to Qualify as a REIT: If we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.
If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax on our taxable income at regular corporate rates. We could possibly also be subject to the “corporate alternative minimum tax” effective for taxable years beginning after December 31, 2022.We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in the preceding paragraph in all circumstances.

Taxation of U.S. Stockholders
When we refer to the term U.S. Stockholders, we mean a holder of shares of our capital stock that is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership, including an arrangement that is classified as a partnership for federal income tax purposes holds shares of our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on whether the partner is a U.S. person and the activities of the partnership. If you are a partner in a partnership holding shares of our capital stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our capital stock by the partnership.
Distributions Generally: For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.
As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. A U.S. Stockholder taxed at individual rates will generally not be entitled to the reduced tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends received from a non-REIT corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), and (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. U.S. Stockholders taxed at individual rates should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations.
Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Stockholder has held his shares of our capital stock. The highest marginal individual income tax rate is currently 37%. However, the maximum tax rate on long-term capital gain applicable to U.S. Stockholders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. Thus, with certain limitations, capital gain dividends received by U.S. Stockholders taxed at individual rates may be eligible for preferential rates of taxation, and the tax rate differential between capital gain and ordinary income may be significant. We will generally designate our capital gain dividends as either 20% or 25% rate distributions. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. U.S. Stockholders taxed at individual rates may generally deduct capital losses not offset by capital gains against their ordinary income only up to a maximum annual amount of $3,000. Such taxpayers may carry forward unused capital losses indefinitely. A corporate U.S. Stockholder must generally pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. Stockholder may generally deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Finally, U.S. Stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock prior to allocating any remaining earnings and profits to distributions on our common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of capital stock in proportion to the allocation of earnings and profits as described above.
Special rules in the Code regarding earnings and profits are designed to ensure that stockholders will not be treated as receiving dividends from a REIT that exceed the earnings and profits of the REIT. To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. Stockholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Stockholder’s adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. If the shares have been held for more than one year it will produce long-term capital gain. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions. The aggregate amount of dividends that we may designate as qualified dividends or capital gain dividends with respect to any taxable year cannot exceed the dividends actually paid by us during such year.
Dividends declared by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
U.S. Stockholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate as long-term capital gains in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include the designated amount in determining the U.S. Stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Stockholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.
In March 2010, the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”) became law. The Reconciliation Act requires certain U.S. Stockholders who are individuals, estates or trusts to pay 3.8% Medicare tax on, among other things, dividend income and capital gains from the sale or other dispositions of stock, subject to certain exceptions. This tax applies for taxable years beginning after December 31, 2012.
Passive Activity Loss and Investment Interest Limitations: Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, a U.S. Stockholder will not be able to offset any of this income with any passive losses of the stockholder from other activities. Dividends received by a U.S. Stockholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of our shares or capital gain dividends generally will be excluded from investment income unless the stockholder elects to have the gain taxed at ordinary income rates.
Sale/Other Taxable Disposition of Shares of our Capital Stock: In general, a U.S. Stockholder who is not a dealer in securities will recognize gain or loss on its sale or other taxable disposition of our shares equal to the difference between the amount of cash and the fair market value of any other property received on such sale or other taxable disposition and the stockholder’s adjusted basis in said shares at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the 20% long-term capital gain tax rate for stockholders taxed at individual rates)

to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 21% on capital gain from the sale of shares of our capital stock held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.
A redemption of our capital stock (including preferred stock or common stock) will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the stock. The redemption will satisfy such test if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed stock would be transferred to the holder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.
Stockholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of shares of our capital stock.
Treatment of Tax-Exempt Stockholders: Based upon published rulings by the IRS, distributions by us to a U.S. Stockholder that is a tax-exempt entity generally should not constitute “unrelated business taxable income” (“UBTI”), provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness,” within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of our capital stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.
For tax-exempt U.S. Stockholders which are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from federal income taxation under Code Sections 501(c)(7), (9) and (17), respectively, income from an investment in shares of our capital stock generally will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of shares of our capital stock. Such prospective investors should consult their own tax advisors concerning these “set-aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”
A REIT is a “pension-held REIT” if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), (ii) the percentage of the REIT’s dividends that the tax-exempt trust must treat as UBTI is at least

5%, and (iii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. We do not expect to be classified as a “pension-held REIT.”
The rules described above under the heading “Taxation of U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.
Certain U.S. Federal Income Tax Consequences of the Stock Dividend to United States Stockholders: Each stockholder must include the sum of the value of the shares of our capital stock and the amount of cash, if any, received pursuant to the dividend in its gross income as dividend income to the extent that such stockholder’s share of the dividend is made out of its share of the portion of our current and accumulated earnings and profits allocable to the dividend. For this purpose, the amount of the dividend paid in shares of our capital stock will be equal to the amount of cash that could have been received instead of the shares of our capital stock. A stockholder that receives shares of our capital stock pursuant to the dividend would have a tax basis in such shares equal to the amount of cash that could have been received instead of such shares as described above, and the holding period in such shares would begin on the day following the payment date for the dividend.
The dividend will not be eligible for the dividends received deduction available to U.S. Stockholders that are domestic corporations other than S corporations. Such corporate holders should also consider the possible effects of section 1059 of the Code, which reduces a corporate holder’s basis in its shares, but not below zero, by the non-taxed portion of an extraordinary dividend, where the holder has not held such shares for more than two years before the dividend announcement date.
For certain U.S. Stockholders, the dividend may be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its shares of our capital stock. A U.S. Stockholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its shares, to the extent of the extraordinary dividend.
Special Tax Considerations For Non-U.S. Stockholders
Taxation of Non-U.S. Stockholders: The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares of our capital stock, including any reporting requirements.
Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests (“USRPIs”) (as defined below) nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends received from a subchapter C corporation do not apply to dividends from a REIT, and lower withholding rates applicable to dividends received from a REIT may not be available in certain situations. However, if income from the investment in shares of our capital stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Stockholder to U.S. taxation on a net income basis) the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder, other than dividends treated as attributable to gain from sales or exchanges of USRPIs and capital gain dividends, paid to a Non-U.S. Stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Stockholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements were met.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder’s shares, but rather will reduce the adjusted basis of such shares. For FIRPTA (as defined below) withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to U.S. federal income taxation unless (i) investment in the shares is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case such stockholder will be subject to a 30% tax on his or her capital gains.
For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 21% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of USRPIs. A U.S. Stockholder who holds shares on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.
Capital gain distributions to Non-U.S. Stockholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (1) shares of our capital stock continue to be treated as being “regularly traded” on an established securities market in the United States and (2) the Non-U.S. Stockholder did not own more than 10% of shares of our capital stock at any time during the one-year period preceding the distribution. As a result, Non-U.S. Stockholders owning 10% or less of shares of our capital stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If shares of our capital stock cease to be regularly traded on an established securities market in the United States or the Non-U.S. Stockholder owned more than 10% of shares of our capital stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. If a Non-U.S. Stockholder disposes of shares of our capital stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Stockholder (or a person related to such Non-U.S. Stockholder) acquires or enters into a contract or option to acquire shares of our capital stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such Non-U.S. Stockholder under FIRPTA, then such Non-U.S. Stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
Stock of a REIT held (directly or through partnerships) by a “qualified shareholder” will not be a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than an interest solely as a creditor) in such qualified shareholders owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT. If the qualified shareholder has such an “applicable investor,” the portion of REIT stock held by the qualified shareholder indirectly owned through the qualified shareholder by the applicable investor will be treated as gains from the sale of USRPI. For these purposes, a “qualified shareholder” is a foreign person which is in a treaty jurisdiction and satisfies certain publicly traded requirements, is a “qualified collective investment vehicle,” and maintains records on the identity of certain 5% owners. A “qualified collective investment vehicle” is a foreign person that is eligible for a reduced withholding rate with respect to ordinary REIT dividends even if such person holds more than 10% of the REIT’s stock, a publicly traded partnership that is a withholding foreign partnership that would be a United States real property holding corporation if it were a United States corporation, or is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of the Code or required to include dividends in its gross income but entitled to a deduction for distribution to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends. These changes apply to dispositions and distributions on or after December 18, 2015.
Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a “domestically-controlled REIT” (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Effective December 18, 2015, in determining whether a REIT is domestically controlled, the REIT may presume that holders of less than 5% of a class of stock regularly traded on an established securities market in the United States are U.S. persons throughout the testing period, except to the extent that the REIT has actual knowledge to the contrary. In addition, any stock in the REIT held by another REIT that is publicly traded will be treated as held by a non-U.S. person unless the other REIT is domestically controlled, in which case the stock will be treated as held by a U.S. person. Finally, any stock in a REIT held by another REIT that is not publicly traded will be treated as held by a U.S. person to the extent that U.S. persons hold the other REIT’s stock. Since it is currently anticipated that we will be a “domestically-controlled REIT,” a Non-U.S. Stockholder’s sale of shares of our capital stock should not be subject to taxation under FIRPTA. However, because shares of our capital stock are publicly-traded, no assurance can be given that we will continue to be a “domestically-controlled REIT.” Notwithstanding the foregoing, gain from the sale of shares of our capital stock that is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder’s investment in the shares is “effectively connected” with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).
If we are not, or cease to be, a “domestically-controlled REIT,” whether gain arising from the sale or exchange of shares by a Non-U.S. Stockholder would be subject to United States taxation under FIRPTA as a sale of a USRPI will depend on whether any class of our shares is “regularly traded” (as defined by applicable

Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), as is the case with shares of our capital stock, and on the size of the selling Non-U.S. Stockholder’s interest in us. In the case where we are not, or cease to be, a “domestically-controlled REIT” and any class of our shares is “regularly traded” on an established securities market at any time during the calendar year, a sale of shares of that class by a Non-U.S. Stockholder will only be treated as a sale of a USRPI (and thus subject to taxation under FIRPTA) if such selling stockholder beneficially owns (including by attribution) more than 10% of the total fair market value of all of the shares of such class at any time during the five-year period ending either on the date of such sale or other applicable determination date. To the extent we have one or more classes of shares outstanding that are “regularly traded,” but the Non-U.S. Stockholder sells shares of a class of our shares that is not “regularly traded,” the sale of shares of such class would be treated as a sale of a USRPI under the foregoing rule only if the shares of such latter class acquired by the Non-U.S. Stockholder have a total net market value on the date they are acquired that is greater than 5% of the total fair market value of the “regularly traded” class of our shares having the lowest fair market value (or with respect to a nontraded class of our shares convertible into a “regularly traded” market value on the date of acquisition of the total fair market value of the “regularly traded” class into which it is convertible). If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the shares would be required to withhold and remit to the IRS 15% of the amount realized by the seller on the sale of such shares.
“Qualified foreign pension funds” and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement if (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate. This provision is effective for dispositions and distributions occurring after December 18, 2015.
Information Reporting Requirements and Backup Withholding Tax
U.S. Stockholders: We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Stockholder with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with its correct taxpayer identification number. A U.S. Stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify to us its non-foreign status.
On March 18, 2010, the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”) became law. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends after June 30, 2014 and proceeds of a sale or other disposition in respect of our shares after December 31, 2018 (subject to the caveat below) that are realized by U.S. Stockholders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. Stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. Notwithstanding the foregoing, the IRS has issued proposed regulations indicating its intent to eliminate the requirements under the HIRE Act of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The IRS has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Non-U.S. Stockholders: If you are a Non-U.S. Stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:
•	dividend payments; and
•
the payment of the proceeds from the sale of shares of our capital stock effected at a United States office of a broker as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and provided that the following additional requirements are met:

–
the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker either (i) a valid IRS Form W-8BEN or IRS Form W-8 BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person or (ii) other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations; or

–	you otherwise establish your right to an exemption.
Payment of the proceeds from the sale of shares of our capital stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares of our capital stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
•
the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of shares of our capital stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a United States person;
•	a controlled foreign corporation for United States tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its taxable year:
•	one or more of its partners are “U.S. persons,” as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or
•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.
Partnership Audit Rules
In the event the IRS audits the income tax returns of a partnership, the partnership (rather than the partners) will generally be required to pay any imputed underpayments, including interest and penalties, resulting from an audit adjustment to the partnership’s items of income, gain, loss, deduction, or credit, or an adjustment to the allocation of such items among the partners. Such imputed underpayments will be based on the highest individual or corporate income tax rate in effect for the year being audited, unless the partnership is able to establish that the underpayment is allocable to a tax-exempt partner or would have otherwise been taxed at a lower rate. In some cases, the partnership may be required to pay an imputed underpayment with respect to items of taxable income on which a partner has previously paid tax. Although it is uncertain how certain aspects of these rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment.
Impact of the Tax Cuts and Jobs Act on the Company and its Stockholders
Enactment of Tax Act: Numerous changes to the Code were made in legislation enacted in 2017 commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), including a number of provisions of the Code that may affect the taxation of REITs and their security holders. The most significant of these provisions are described below. The individual and collective impact of these changes on REITs and their security holders may not become evident for some period of time. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their investment.
Revised Individual Tax Rates and Deductions: The Tax Act creates seven income tax brackets for individuals ranging from 10% to 37% that generally apply at higher thresholds than under the law in effect immediately prior to the enactment of the Tax Act. For example, the highest 37% rate applies to joint return filer incomes above $600,000, instead of the highest 39.6% rate that applies to incomes above $470,700 under pre-Tax Act law. The maximum 20% rate that applies to long-term capital gains and qualified dividend income is unchanged, as is the 3.8% Medicare tax on net investment income.
The Tax Act also eliminates personal exemptions, but nearly doubles the standard deduction for most individuals (for example, the standard deduction for joint return filers rises from $12,700 in 2017 to $24,000 upon the Tax Act’s effectiveness). The Tax Act also eliminates many itemized deductions, limits individual deductions for state and local income, property and sales taxes (other than those paid in a trade or business) to $10,000 collectively for joint return filers and limits the amount of new acquisition indebtedness on principal or second residences for which mortgage interest deductions are available to $750,000. Interest deductions for new home equity debt are eliminated. Charitable deductions are generally preserved. The phaseout of itemized deductions based on income is eliminated.
The Tax Act does not eliminate the individual alternative minimum tax, but it raises the exemption and exemption phaseout threshold for application of the tax.
These individual income tax changes will sunset after 2025 unless extended by further legislation.
Pass-Through Business Income Tax Rate Lowered through Deduction: Under the Tax Act, individuals and some trusts and estates generally may deduct up to 20% of “qualified business income” (generally, domestic trade or business income other than certain investment items) of a partnership, S corporation, or sole proprietorship. In addition, individuals and some trusts and estates may deduct up to 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates) and certain other income items. The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. In addition, for taxpayers with income above a certain threshold (e.g., $315,000 for joint return filers), the deduction for each trade or business is generally limited to no more than the greater of (i) 50% of the taxpayer’s proportionate share of total wages from a partnership, S corporation or sole proprietorship, or (ii) 25% of the taxpayer’s proportionate share of such total wages plus 2.5% of the unadjusted basis of acquired tangible depreciable property that is used to produce qualified business income and satisfies certain other requirements. The deduction for qualified REIT dividends is not subject to these wage and property basis limits. The deduction, if allowed in full, equates to a maximum 29.6% tax rate on domestic qualified business income of partnerships, S corporations, or sole proprietorships, and a maximum 29.6% tax rate of REIT dividends. As with the other individual income tax changes, the deduction provisions will sunset after 2025 unless extended by further legislation.

Net Operating Loss Modifications: Net operating loss (“NOL”) provisions are modified by the Tax Act. The Tax Act limits the NOL deduction to 80% of taxable income (before the deduction). It also generally eliminates NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law) but allows indefinite NOL carryforwards.
Certain changes to Dividends-Received Deduction; Elimination of Corporate Alternative Minimum Tax: The Tax Act reduces the dividends-received deduction for certain corporate subsidiaries and permanently eliminates the corporate alternative minimum tax. The Inflation Reduction Act (as defined below) restores the corporate alternative minimum tax for certain “applicable corporations” for taxable years beginning after December 31, 2022.
Limitations on Interest Deductibility; Real Property Trades or Businesses Can Elect Out Subject to Longer Asset Cost Recovery Periods: The Tax Act limits a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. The Tax Act allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property (40 year recovery period for residential rental property placed in service before 2018), and a 20-year recovery period for related improvements described below. The Consolidated Appropriations Act, 2021, which was signed into law on December 27, 2020, decreased the 40-year recovery period for residential rental property placed in service before 2018 to a 30-year recovery period. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships).
Maintains Cost Recovery Period for Buildings; Reduced Cost Recovery Periods for Tenant Improvements; Increased Expensing for Equipment: For taxpayers that do not use the Tax Act’s real property trade or business exception to the business interest deduction limits, such act maintains the current 39-year and 27.5-year straight line recovery periods for nonresidential real property and residential rental property, respectively, and provides that tenant improvements for such taxpayers are subject to a general 15-year recovery period. Under the Tax Act, “qualified leasehold improvement property,” formerly depreciated under straight-line method using a 15-year recovery period, is depreciated over 39 years as qualified improvement property. The CARES Act (defined below) restores the 15-year recovery period for qualified improvement property placed in service after December 31, 2017. Also, the CARES Act temporarily allows 100% expensing of certain new or used tangible property through 2022, phasing out at 20% for each following year (with an election available for 50% expensing of such property if it is placed in service during the first taxable year ending after Sept. 27, 2017).
Like Kind Exchanges Retained for Real Property but Eliminated for Most Personal Property: The Tax Act continues the deferral of gain from the like kind exchange of real property, but provides that foreign real property is no longer “like kind” to domestic real property. Furthermore, the Tax Act eliminates like kind exchanges for most personal property.
International Provisions: Modified Territorial Tax Regime: The Tax Act moves the United States from a worldwide to a modified territorial tax system, with provisions included to prevent corporate base erosion. We currently do not have any foreign subsidiaries or properties, but these provisions could affect any such future subsidiaries or properties.
Other Provisions: The Tax Act makes other significant changes to the Code. These changes include provisions limiting the ability to offset dividend and interest income with partnership or S corporation net active business losses. These provisions will sunset after 2025, unless extended by further legislation.
Impact of the Coronavirus Aid, Relief, and Economic Security Act on the Company and its Stockholders
Enactment of the CARES Act: On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. Among other changes, the CARES Act modifies certain provisions of the Tax Act, including a number of provisions that may affect the taxation of REITs and their security holders. The most significant of these changes are described below. Prospective investors should consult their tax advisors regarding the effects of the CARES Act on their investment.

Limitations on Interest Deductibility: The Tax Act limited the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of the sum of adjusted taxable income, business interest, and “floor plan financing interest.” The CARES Act increases the maximum amount of interest expense that may be deducted to 50% of the sum of adjusted taxable income, business interest, and “floor plan financing interest.”
Impact of the Inflation Reduction Act on the Company and its Stockholders
Enactment of the Inflation Reduction Act: On August 16, 2022, legislation commonly referred to as the Inflation Reduction Act (the “Inflation Reduction Act”) was enacted into law. Among other changes, the Inflation Reduction Act included a number of changes to the Code, including certain provisions that may impact the U.S. federal income tax laws applicable to corporations and their security holders. The most significant of these changes are described below. Prospective investors should consult their tax advisors regarding the effects of the Inflation Reduction Act on their investment.
Corporate Alternative Minimum Tax: The Inflation Reduction Act imposes a 15% corporate minimum tax, based on adjusted financial statement income of certain “applicable corporations.” The corporate minimum tax is effective for taxable years beginning after December 31, 2022. REITs are excluded from the definition of an “applicable corporation” and therefore are not subject to the corporate alternative minimum tax; however, TRSs may be subject to the 15% corporate minimum tax if such TRS’s 3-year average annual adjusted financial statement income exceeds $1 billion.
1% Excise Tax on Stock Repurchases: The Inflation Reduction Act includes an excise tax of 1% on the fair market value of net stock repurchases (and economically similar transactions) in excess of stock issuances made by publicly-traded corporations. This excise tax is effective on stock repurchases (and economically similar transactions) made after December 31, 2022. However, stock repurchases (and economically similar transactions) by REITs are specifically excepted from the 1% excise tax.
State, Local and Other Taxes
We and our TRSs, and our stockholders may be subject to state, local and other tax in various states, localities and other jurisdictions, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state, local and other tax laws on an investment in shares of our capital stock.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE
THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. TAX CONSEQUENCES MAY VARY BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH INVESTOR. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES.

PLAN OF DISTRIBUTION
These securities may be offered and sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be offered and sold directly by us for consideration consisting of goods and property, including real property directly by us or through a specific bidding or auction process, a rights offering or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts and other items constituting underwriters’ compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. These securities may also be offered by us to our stockholders in lieu of dividends.
The distribution of securities may be affected, from time to time, in one or more transactions, including:
•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and
•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.
The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best efforts basis for the period of their appointment.
Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate value of all compensation to be received by participating FINRA members in any offering will not exceed 8% of the offering proceeds.
Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.
If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.
Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange; however, we anticipate that any shares of common stock sold pursuant to a prospectus supplement will be eligible for trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS
The validity of the securities offered hereby, and certain U.S. federal income tax matters will be passed upon for us by Dentons US LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS
The consolidated financial statements of One Liberty Properties, Inc. and Subsidiaries appearing in One Liberty Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the financial statement schedule of One Liberty Properties, Inc. and Subsidiaries included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective date (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

One Liberty Properties, Inc.
$50,000,000

Common Stock
PROSPECTUS SUPPLEMENT

B. Riley Securities
September 21, 2023